Exhibit 5.1

[Letterhead of Kirkpatrick & Lockhart LLP]

June 30, 2003

Impac Mortgage Holdings, Inc.

1401 Dove Street

Newport Beach, California 92660

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,500,000 shares (the “Shares”) of common stock, $.01 par value per share (the “Common Stock”), of Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company”), issuable in connection with the Company’s 2001 Stock Option, Deferred Stock & Restricted Stock Plan (the “2001 Stock Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. With respect to the opinions set forth below and to the extent applicable, we have relied upon the opinion of McKee Nelson, LLP, dated the date hereof, a copy of which has been delivered to you, as to matters of Maryland law. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

This opinion is delivered in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares, if, as and when issued and sold, and the purchase price therefor received, pursuant to the provisions of option agreements or stock issuance agreements duly authorized, executed and delivered under the 2001 Stock Plan and in accordance with the Registration Statement, will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than federal securities laws and the substantive laws of the State of California.

Impac Mortgage Holdings, Inc.

June 30, 2003

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP

Kirkpatrick & Lockhart LLP